Exhibit 99.1
COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

COLUMBIA LABORATORIES INC
Moderator: Seth Lewis
May 6, 2010
10:00 a.m. CT

Operator:	Ladies and gentlemen, please be advised, your conference call will begin momentarily. Again, your conference call will begin momentarily, thank you.

Good day ladies and gentlemen and welcome to the Q1 2010 Columbia Laboratories Earnings conference call. At this time all participants are in listen only mode and later we will conduct a question and answer session and instructions will be given at that time. As a reminder, this conference call is being recorded.

I’d now like to turn the conference over to your host, Mr. Seth Lewis, Vice President at the Trout Group. Please go ahead.

Seth Lewis:	Thank you for joining us this morning for the Columbia Laboratories First Quarter 2010 Financial Results conference call. My name is Seth Lewis of the Trout Group, Columbia’s Investor Relations Firm. With us this morning are Frank Condella, President and Chief Executive Officer and Larry Gyenes, Senior Vice President, Chief Financial Officer and Treasurer of Columbia Laboratories. If you need a copy of the press release that Columbia issued this morning, it’s available on the company’s Web site at columbialabs.com.

During the course of this call, management will make projections and other forward-looking remarks regarding future events and the company’s future

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

performance. These forward-looking statements reflect Columbia’s perspective on current events and information and can be identified by such words as “expect,” “plan,” “will,” “may,” “anticipate,” “believe,” “should,” “intend,” “estimate” and other words with similar meanings. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties including those noted in Columbia’s filings with the SEC on Forms 10-K, 10-Q and 8-K. Actual results may differ materially from those projected in the forward-looking statements. Columbia disclaims any intent or obligation to update these forward-looking statements.

For the benefit of those who may be listening to the replay, this call was held and recorded on May 6th, 2010. Since then, Columbia may have made announcements related to the topics discussed. So please refer to the company’s most recent press releases and SEC filings. With that, I’ll turn the call over to Frank Condella.

Frank Condella:	Thanks, Seth. And good morning everyone. The first quarter of 2010 was very productive for Columbia. Total domestic progesterone product sales increased 25 percent and international progesterone revenues were up 11 percent with underlying volume increases of 20 and 15 percent, respectively.

During the quarter, we concluded an exhaustive business development process and entered into a Purchase and Collaboration Agreement with Watson Pharmaceuticals for our progesterone business. We believe Watson is an excellent partner for us, extremely well suited to take on and grow the progesterone business. The deal meets all our key criteria including life cycle management, as well as an up front and milestone payments up to $92.5 million. With stockholder approval, Columbia will emerge a debt-free development company with a clear path to profitability.

Finally, we substantially increased the enrollment rate of the PREGNANT study enabling us to complete the planned 450 patient cohort this week. I’ll

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

discuss our business in more detail after Larry reviews the first quarter results. Larry?

Lawrence Gyenes:	Thanks, Frank. And good morning everyone. In first quarter of 2010, net revenues were $7.2 million compared to $7.3 million in the prior year period. Net revenues from U.S. progesterone products increased 34 percent on a 46 percent volume increase. This increase was dampened by higher reserves for returned goods.

Domestic CRINONE sales increased by 33 percent despite additional sales returns reserves while unit volume increased 55 percent. Net revenues for CRINONE sold in foreign markets increased by 11 percent due to a 15 percent increase in volume, which was partially offset by lower selling prices due to a weaker dollar and price adjustments for government tenders. As a result, revenues from all progesterone products increased 25 percent to $6.8 million in the first quarter of 2010 compared with $5.4 million in the first quarter of 2009.

Net revenues from other products were $0.4 million in the first quarter of 2010 as compared with $1.9 million in the first quarter of 2009. The expiration of Columbia’s contract with Lil’ Drug Store for the OTC products RepHresh and Replens in October in 2009 resulted in a $1.1 million decrease in net revenues in the first quarter. In addition, STRIANT net revenues were $0.3 million lower in the 2010 period primarily due to higher sales returns reserves.

Gross margin increased from 76 percent a year ago to 84 percent in the first quarter of 2010. This reflects the shift in product mix toward higher-margin progesterone products offset in part by higher contract manufacturing costs resulting from a weaker dollar.

Total operating expenses were $11 million in the first quarter 2010, a 25 percent increase compared to $8.8 million in the prior year period. Selling

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

and distribution expenses were $3.3 million in the first quarter of 2010, a 16 percent increase from $2.8 million in the first quarter of 2009. This was primarily due to increased spending and marketing programs highlighting several favorable papers and abstracts on CRINONE 8% presented at the American Society for Reproductive Medicine annual meeting last fall.

General and administrative costs were $4.1 million in the first quarter of 2010 compared to $2.5 million in the same period a year ago. The increased expense in the 2010 quarter was attributable entirely to the $1.6 million in costs related to the Watson transaction.

Research and development costs increased 4 percent to $2.3 million in the first quarter of 2010 from $2.2 million in the first quarter of 2009, driven by the higher cost of the PREGNANT study in the 2010 quarter.

The company amortized $1.3 million of the acquisition costs of the U.S. license rights to CRINONE 8% in the first quarters of both 2010 and 2009.

The loss from operations was $5 million in the first quarter of 2010 compared to $3.2 million in the first quarter of 2009.

Other income and expense for the first quarter of 2010 was a net expense of $5.2 million versus a net expense of $2.1 million in the first quarter of 2009. The first quarter includes a non cash charge of $2.8 million attributable to the early extinguishment of debt in conjunction with the anticipated closing of the Watson transaction.

As a result, the net loss for the quarter was $10.2 million or 16 cents per basic and diluted share for the first quarter of 2010 as compared to a net loss of $5.3 million or 10 cents per basic and diluted share for the first quarter of 2009.

We had $11.3 million in cash equivalents at March 31 compared to $14.8 million at December 31, 2009. Our cash burn in the first quarter of 2010 was

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

$3.5 million and included the $1.6 million in fees related to the Watson transaction. We continue to expect a cash burn rate of approximately $3 million per quarter exclusive of transaction related costs until the closing of the transaction with Watson.

With stockholder approval of the Watson transaction, we expect our burn rate will decrease thereafter to average around $1 million per quarter for the completion of the PREGNANT study. If the study data are positive, we’d receive a milestone payment from Watson and expect to be cash flow positive.

The Watson agreement caps our out of pocket costs to conduct the PREGNANT study and file with the FDA at $7 million spending beginning January 1, 2010. Watson will fund the development of our next generation progesterone product. We do not intend to incur any other R&D expenses until our revenues cover our core operating costs.

Once the Watson transaction is completed, we expect to substantially eliminate sales and marketing expenses for 2010 and beyond. Immediately upon closing, Watson will assume responsibility for the U.S. sales, marketing and distribution activities for CRINONE and PROCHIEVE and infertility.

We expect Watson will hire many of the people currently employed in our sales and marketing areas and will limit our severance costs. We would expect to see additional savings in general and administrative expenses primarily associated with the elimination of back office functions currently supporting the field force.

In summary, if the PREGNANT trial is successful, we expect to be cash flow positive on an annual basis from that point forward with approximately $160 million in net operating loss carry forwards available to shelter future earnings. Even in the down side scenario in which the trial results are negative with the discontinuation of investment, research and development,

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

we would still expect to be cash flow positive. And with that, I’ll turn the call back to Frank.

Frank Condella:	Thanks, Larry. In the first quarter of 2010, our core progesterone business grew at an unprecedented rate particularly in the U.S. First quarter sales gross was largely driven by the clinical data on CRINONE that were reported at the annual meeting of the American Society for Reproductive Medicine in October 2009. Particularly the final results of a large clinical study conducted by Dr. Elena Yanushpolsky at Brigham and Women’s Hospital in Boston.

This study compared pregnancy rates and patient preference in 407 women undergoing IVF ET cycles including progesterone supplementation. It found CRINONE is equally affective as IM progesterone for luteal phase support in IVF ET cycles. It also found that CRINONE was significantly better tolerated than IM progesterone with a rating of 4.4 versus 2.5 on a 5 point scale, which is a statistical P value of 0.0001. Full study results were published on the ASRM Website in April and are expected to appear soon in “Fertility and Sterility” the official journal of ASRM.

Also during the quarter, there was a temporary manufacturing supply issue with CRINONE’s primary vaginal progesterone competitor Endometrin. We do not believe this was a major contributor to CRINONE’s growth.

Our sales force has done a great job growing sales during an uncertain time as we approach the stockholder vote on the Watson transaction. And we appreciate their professionalism. They will continue to use the data from the Brigham and Women’s study to drive prescriptions until, with shareholder approval, we move our progesterone business over to Watson Pharmaceuticals.

We have spoken and or met with everyone of Columbia’s major investors and numerous other stockholders who have called to discuss the Watson transaction and debt retirement agreements with us. The benefit of these

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

transactions are pretty straight forward. Columbia will be debt free, our operating costs will decrease significantly. And to the Columbia stakeholders, part of the up side of the preterm birth opportunity accrues to our stockholders and they are protected from the risks should the PREGNANT study outcomes miss the mark. And Columbia will have a clear path to profitability for the first time since it’s inception.

We are confident that this agreement with Watson is a very positive arrangement for Columbia and that the terms, which include up to $92.5 million in up front and milestone payments would not improve if we were to wait to have PREGNANT studies data in hand.

We believe we have the support of the stockholders we’ve spoken to about this transaction and would welcome the opportunity to speak with any stockholder with lingering questions about it before the special meeting of stockholders. The date of that meeting will be set once we file the definitive proxy, which we are currently working on. Our goal is to bring the Watson transaction to a stockholder vote by the end of June.

Turning to R&D. Our resources are focused on completing the PREGNANT study a pivotal phase three clinical trial evaluating PROCHIEVE 8% progesterone vaginal gel to reduce the risk of preterm birth in women with a short cervix of one to two centimeters at mid pregnancy as measured by trans vaginal ultrasound or TVU. We are conducting this study in collaboration with the NIH.

During the first quarter, we increased the average monthly enrollment rate to 28 compared to 19 in the fourth quarter of 2009. As a result, the planned 450 patient cohort completed this week. We are allowing patients who are currently in the screening process to enter the study. After that, enrollment will close.

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

The treatment phase of the study is five to six months. So we should see the last birth by the end of November. Factoring four to six weeks for data analysis, we expect to report study results in late December or very early in 2011.

Assuming closing of the Watson transaction, achievement of certain primary and secondary end points would trigger a milestone payment of $6 or $8 million from Watson depending on the P value achieved. If data are positive, we expect to file an NDA for PROCHIEVE 8% in this new indication with the FDA in the first half of 2011. With a successful filing, we would receive an additional $5 million from Watson.

This month Columbia is undergoing some management changes. Bob Mills has resigned his position as President and Chief Operating Officer as well as his position as a director. In his nine years with Columbia, Bob contributed greatly to the company at all levels and was instrumental in advancing the PREGNANT study to where it is today. We wish him well as he embarks on this new chapter of his career.

Also as we announced yesterday, the board asked me to go beyond my interim role and serve as Columbia’s President and CEO going forward. I’m excited to lead the company through the coming transition toward a debt free future replete with the opportunities for growth and profitability.

In the coming months, Columbia’s near term objectives include: concluding PREGNANT study enrollment; with stockholder approval, transferring the progesterone assets to Watson and eliminating Columbia’s debt; reducing the size and cost of Columbia’s organization; and completing the PREGNANT study and reporting top line PREGNANT study data in late December or very early in 2011.

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

We appreciate your continued support as we advance through this exciting time into the next phase of Columbia’s corporate life. With that, operator, please open the call to questions.

Operator:	Well ladies and gentlemen, if you have a question at this time, please press star then one on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again if you have a question at this time, please press star then one on your touch tone telephone. Our first question comes from Joel Locker of FBN Securities. Please go ahead.

Joel Locker:	Hi, guys. Just a quick question on your net progesterone sales in April. You know, what were they? You know, just see if the trend continued or not.

Larry Gyenes:	Oh yes, the trend that was established in the first quarter continued through April. OK?

Joel Locker:	Through April but you can’t, I guess, quantify it or give a range?

Larry Gyenes:	It’s at the levels that we saw in the first quarter.

Joel Locker:	And what was it a year ago, it was 5.7 for the second quarter. Is that kind of, you know, is there any seasonality in that or was it just kind of 1.9 per month in the second quarter of ’09?

Larry Gyenes:	There’s minimal seasonality in our sales.

Joel Locker:	Minimal seasonality. All right. Thanks a lot guys.

Larry Gyenes:	Thank you, Joel.

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

Operator:	Our next question comes from Thomas McCarthy of Raymond James. Please go ahead.

Thomas McCarthy:	Would you please discuss the STRIANT situation. What were it’s recent revenues? But more importantly, how will this be marketed if it will be marketed? What kind of potential do you see with it?

Larry Gyenes:	Yes, well sales for last year were $1.7 million. Sales in the first quarter of this year on a gross basis were about $400,000 but as we indicated earlier, we’ve made some adjustments to return reserves so it was a net of about $200,000 for the quarter. So again, you know, at the $400,000 gross level it was operating at about the same level as last year.

Frank Condella:	Regarding the promotion of STRIANT, I can say that our sales force continues to support the product although it’s not their primary effort as you would imagine. We are in active discussions with various advisors and potential partners. Assuming the closing of the Watson transaction, we would look to have a different approach to promoting STRIANT in the future. We also are constantly evaluating and actively evaluating a life cycle management program with that product and that would be part of our pipeline development in the future probably ramping up towards the end of the year.

Thomas McCarthy:	Thank you. I have another question. Should I go to the back of the line or should I ask now?

Frank Condella:	Go ahead.

Thomas McCarthy:	Please discuss your other products and potential products that are further back in the pipeline.

Frank Condella:	Well, we have a presentation that’s available. We have, first and foremost is the life cycle management of our progesterone product. We’re studying in the

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

PREGNANT trial the vaginal gel and we have a next generation product under development in conjunction with Watson. We would be looking to advance that as to really strengthen the long term revenue generation that we expect from this franchise.

Beyond that we have a product all using our intellectual property around progressive hydration and first uterine pass affect in the areas of bacterial vaginosis, fibroid reduction and chronic pelvic type pain. What we plan to do over the next six months, if we close the transaction in June, we’d expect to do preliminary market evaluation and updating of some of the laboratory work around these products with an idea that we would enter into more fully developed and funded development programs beginning the first quarter of 2011. Assuming that at that point we have received a positive result on our PREGNANT study.

If we receive the positive result, then obviously, as we mentioned, we’ve got a $6 to $8 million milestone coming in of positive cash flows and we would devote a small amount to future R&D and development and taking these products through at least phase two before marketing them out to a partner.

Thomas McCarthy:	Very good, thank you.

Frank Condella:	You’re welcome.

Operator:	Again, ladies and gentlemen, if you’ve a question, please press star then one on your touch tone telephone. Our next question comes from Shekhar Basu of Alphabet Partners. Please go ahead.

Shekhar Basu:	Thank you for taking my call. Question. (Inaudible), in terms of the number of patients enrolled for the preterm labor trial, you mentioned you’ve enrolled 450 as planned. And you’re continuing to enroll some additional patients. So I’m wondering when you would lock up the entire database?

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

Frank Condella:	Well, the database doesn’t get locked until after the last baby is born and the data has been, has been cleansed. We have an on going database cleansing activity. So that’s why we’re projecting between four to six months from the time the last infant is enrolled to the, to the report of top line results.

Shekhar Basu:	OK, so basically you’ve enrolled all the patients you need for the trial?

Frank Condella:	No, I said that we’re continuing to enroll the patients that are in the screening process. And that will take some time but not that much longer. What we have been able to achieve is the minimum number of patients for the trial, which is 450 but as you might expect with 30 centers out there still active in enrolling trials, you don’t shut them off like a light switch. So we’ve got some ongoing activities to ensure that the work that they’ve done in bringing patients into the queue continues until that winds down. We don’t think that that will be that much longer.

Shekhar Basu:	OK, thank you very much.

Frank Condella:	You’re welcome.

Operator:	Our next question comes from Richard Strother of RJR Capital. Please go ahead.

Richard Strother:	Yes, long time investor in Columbia Labs, can you explain why went through a offering with Oppenheimer and Company where we sold the stock for about $1.08 including warrants so we could raise around $11 million to finish this study ourselves? Now we find that we have a deal with Watson pending where a lot of the up side is being taken away. Can you explain why any investor in his right mind would vote yes for the Watson transaction?

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

Frank Condella:	Well, as I said in my, in my discussion, we’ve met with most of our, if not all of our large shareholders and once you sit down and you really understand the transaction, it’s a very positive transaction for Columbia shareholders.

Richard Strother:	(Inaudible) the price has come down. Usually when you have a good deal the stock price goes up. It’s common transaction and this Watson deal, the prices have gone right down. Your market evaluations and your shareholder values have completely deteriorated.

Frank Condella:	Well, Richard, I’d like to say that if you look back at around December, our share price is around 80 cents. And it ran up to about $1.35 at the time we announced the deal and we have now been ranging between about $1.03 and $1.15. We think that once the deal is closed and we get closer to trial results, that we’ll see the stock continue to rise again. But right now, the, you know, the issue is that there’s not a lot of buying activity because I think people are waiting for this transaction to close. This transaction —

Richard Strother:	Why did you go to the Oppenheimer, why did you raise the money from Oppenheimer and Company at such a discount in order to get through the clinical trials without any partner so that you could get a better deal with no partner and then you sign a deal with Watson where you’re giving away basically the ship? That’s what my question is? Because, you know, I’m, you know, the market (inaudible). It’s a shitty deal. So why would any stockholder vote for the Watson deal? Unless your going at, I mean unless you were wrong and you shouldn’t have raised the Oppenheimer money.

Frank Condella:	The raising of money allowed us to negotiate the deal that we did. And if we didn’t do the Watson transaction, we would not have sufficient cash to be moving the life cycle management of the next generation along during this period of time, which is critical for the long term revenue generation that we expect to get from the successful outcome of the PREGNANT trial. And so raising the money was critical to get us into a position to do the best deal that

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

we could and it also allows us to have a marketing partner in place, retire our debt and the up side will accrue to shareholders and not to debt holders.

In the down side scenario, the shareholders are still protected. In the down side scenario by not doing a deal and if the trial fails, then there will be no value for shareholders. So over all as I said, all of our major shareholders that I’ve spoken to have been supportive of moving ahead with the Watson transaction. So, you know, what I’d suggest is that we, if you have further questions, we take it off line and we’d be happy to talk to you further about it on a one on one basis.

Operator:	Again ladies and gentlemen, if you have a question at this time, please press star then one on your touch tone telephone. Our next question comes from Ralph Labriola of Wells Fargo Advisors. Please go ahead.

Ralph Labriola:	Morning, guys. A question regarding the progesterone market for premature birth. I think it’s been quantified $1.7 to $2 billion. That’s U.S. I guess my question is how big is it outside the United States and what is the ramp up? What’s the time line would we be looking at? Do they have the FDA or what is the protocol outside the U.S.?

Frank Condella:	The protocol outside the U.S. depends upon what part of the world you’re talking about. I think approval in the United States generally leads to a fairly easy approval in a number of Latin American countries and in countries around the world. However, in the European Union, there’s a definitely different regulatory process that we are investigating along with our partners. The Canadian system is also different as you might expect.

I think it’s premature until we have the results of the PREGNANT trial to be able to approach those regulatory authorities to actually determine exactly what they do want in order for them to approve a preterm birth opportunity.

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

You have to realize there are quite a few things sold in over, I think, 50 countries for infertility. And this would be, this would be supplemental indication or another use of a product that’s currently on the market. So it’s just a question of whether we can get a country by country approval and therefore be able to promote it for the prevention of preterm birth or reduction of risk rather in women with a short cervix. But we will be pursuing those activities and depending upon the pricing situation in each country, that’ll determine really what the market opportunity is.

Ralph Labriola:	But isn’t statistically, aren’t lesser developed countries more prone to premature birth for a number of reasons than developed countries?

Frank Condella:	Well, let’s remember that premature birth can be caused by a number of different factors. And, you know, for example on the African sub continent, the reasons for premature birth may be due to other items other than the presence of a short cervix. Our trial will be the first, you know, really large definitive trial that we believe with a positive result will demonstrate that if you measure for a short cervix at mid pregnancy and that you treat with progesterone, you can delay the instance of preterm birth.

But there will still be other causes of preterm birth that will not be treated with progesterone. Our estimate is that based on previous studies, that about 30 percent of women have what is regarded as a short cervix. But if you look at the rate of preterm birth in the United States, it’s about 12 percent right now.

So there’s a number of women with a short cervix that don’t have a preterm birth and then there are also women that have a preterm birth for reasons other than a short cervix. So in terms of calculating what the market opportunity is, I think you first have to look at how many women with a short cervix in the birth population. So in the United States we know that that’s 30 percent of 4.3 million births per year. And then the likelihood of what percentage of those would be treated in the situation that you have a positive trial.

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
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And I think that that will be the same thing that you see around the world. We’re going to have to change clinical practice such that people start to screen for this cervical length of women in pregnancy because they would actually have something that they could do about it.

Ralph Labriola:	I understand. Frank, on a closing note, also as a long term investor and sort of empathizing with the last caller, I’ve watched Columbia through many, many different products and eventually come away with my understanding and sort of analysis that you guys develop good science. But have never been great at commercializing products. So the reason I’d vote for this deal is Watson clearly has done a better job commercializing products and in the end it’s simple math. I’m willing to take a third of the margin we would have got previously in expectation of Watson doing three to four times the sales you guys would have done. And again, the math to me works out and without taking the risk. So but I’d be remiss if I didn’t say I felt the same way a month ago. I’m, hopefully, what we have is a company that can sell a lot more of this product than you guys ever would have.

Frank Condella:	Yes, thank you, Ralph. I think the, what we tried to point out to people in our last call was our current commercial operation only contributed last year about $1.7 million of direct contribution after sales and marketing costs, which, you know, we will get at least that from Watson going, taking the product forward and we’ll be able to substantially reduce some back room operating costs. And so you’re right. The outsourcing of the commercial operation, taking a royalty actually will improve the financial situation of the company moving forward.

Ralph Labriola:	Yes, again, give me, I mean 45 percent with you guys net was a wonderful number but maybe on $100 million if Watson can do three times that and we’re averaging 15 percent, to me — In any case, you guys, I wish you the best of luck. I’d love to see this happen soon though and I think the news we’re all waiting for is, you know, proxies in the mail and we can vote on this thing. So in any case, I’ll be looking forward to (inaudible).

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
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Frank Condella:	We’re working hard to try to get that proxy out.

Ralph Labriola:	Thanks, Frank.

Frank Condella:	Thank you.

Operator:	Our next question comes from Joel Locker of FBN Securities. Please go ahead.

Joel Locker:	Yes, assuming the, you know, the trials a success, have you had any initial conversations with, and Watson also, with the insurance providers with what they would, you know, what they could charge per day and, you know, based on success rate, and you know, versus, I think it’s $12 a day for CRINONE, if they could increase that based on the savings that you, you know, showed in the past lives on what a preterm birth can save, you know, the insurance system?

Frank Condella:	Yes, we’ve done some preliminary research on the market sensitivity to the price. And we believe that there would be an opportunity to charge a higher price. But that of course needs to be followed up with more detailed market research, which I’m sure Watson will do and would probably be done when you have a better idea of what the actual label indication would be. Until you know exactly what you’re promotional message will be and the population that you’re targeting, it’s hard to make a final pricing decision. But yes, our initial research has indicated that there is, there would be an ability to be able to raise the price.

Joel Locker:	Are you talking like, you know, low double digits or doubling, or you know, based on some of the projections you could go up maybe $30 a day or 150 percent based on what the savings would be. You know?

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
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Frank Condella:	You know, pricing is one component of a marketing strategy. You have all types of things that need to be considered, market share, rate of penetration, third party payers, etcetera. All part of a comprehensive managed care strategy. So I think I’ll leave that to our marketing partner to comment more on once the transaction closes. All I can say is our initial research indicates that our current price level is more than accessible and that there’d be an indication that we could, we could market this product, assuming it’s successful, at a higher price.

Joel Locker:	Would you just drop the CRONINE label all together? Just so you wouldn’t have a, you know, competitor or same compound at a lower price if that were the case?

Frank Condella:	I think again, all that will be left to our marketing partner and I think there’s a lot of things to make sure that the franchise is protected and that there’s a real financial incentive for a long term return for the, for Watson who is investing a lot of money in this product and for many years. And we’ll be sharing in that. So if they sell more at a higher price, then we benefit from that and that’s why we structured the deal the way we have.

Joel Locker:	All right. Thanks a lot, guys.

Frank Condella:	Thank you.

Operator:	And I’m showing no further questions at this time gentlemen.

Frank Condella:	Very good. Well thank you for your time today. I hope to see you at our upcoming special meeting of stockholders and I look forward to your support in closing the Watson transaction. Thank you very much.

Operator:	So ladies and gentlemen, that does conclude today’s conference. You may now disconnect and have a wonderful day.

COLUMBIA LARBORATORIES INC
Moderator: Seth Lewis
05-06-10/10:00 a.m. CT
Confirmation # 71021635

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